Exhibit (13)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-3 of College Retirement Equities Fund of our report dated February 21, 2019, relating to the financial statements and financial highlights, which appears in Stock Account’s, Global Equities Account’s, Growth Account’s, Equity Index Account’s, Bond Market Account’s, Social Choice Account’s, Money Market Account’s, and Inflation-Linked Bond Account’s Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Experts”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

April 24, 2019